NB CAPITAL CORPORATION

Audit Committee Charter

1.	Composition

The Audit Committee of NB Capital Corporation (the “Corporation”) shall be composed of a minimum of three independent directors each of whom shall have no relationship with the Corporation that may interfere with the exercise of his or her independence from management. Independence shall be interpreted as meaning that each member shall not (a) accept any consulting, advisory or other compensatory fee from the Corporation or the parent corporation or any of its affiliates, other than in the member’s capacity as a member of the Board of Directors and any board committee or (b) be a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Corporation or any of its subsidiaries.

The Audit Committee members shall be appointed annually by the Board of Directors. Following such appointment, each member shall cooperate with the Board of Directors, in order for the Board to determine whether each member qualifies as an “audit committee financial expert”, as such term is defined in the Sarbanes-Oxley Act and the rules and regulations of the Securities and Exchange Commission (the "Commission") (“SEC Rules”).

At least one member of the Audit Committee shall be an audit committee financial expert unless the Corporation discloses that no member of the Committee is an audit committee financial expert and the reason therefor.

Each member of the Audit Committee shall meet all applicable membership requirements of the New York Stock Exchange (the “NYSE”), section 10A of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC Rules, with respect to independence, financial literacy, accounting or related financial management expertise, and any other matters required by the foregoing rules and regulations, as such requirements are interpreted by the Board of Directors in its business judgement.

2.	Purpose

The purpose of the Audit Committee is to (a) assist the Board of Directors of the Corporation in monitoring (1) the integrity of the financial statements of the Corporation, (2) the qualifications and independence of the Corporation's External Auditor(s) and (3) the performance of the Corporation’s internal audit function and External Auditors.

Furthermore, the purpose of the Audit Committee is to be directly responsible for the oversight of the Corporation’s external independent auditor(s) and to comply with any other requirements of the NYSE listing rules.

It is the responsibility of executive management of the Corporation to prepare financial statements in accordance with generally accepted accounting principles in the United States of America and of the Corporation’s External Auditors to audit those financial statements in accordance with generally accepted auditing standards in the United States of America. The Audit Committee’s responsibility is oversight. The Audit Committee is not responsible for guaranteeing the accuracy of the Corporation’s financial statements or the quality of the Corporation’s accounting practices. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management (as defined in Section 10 below).

3.	Authority

The Audit Committee shall have the authority to obtain, at the Corporation’s expense but at funding levels determined by the Audit Committee, advice and assistance from outside legal, accounting or other advisors, as it determines necessary to carry out its duties. The Audit Committee shall also have authority to obtain information, advice and assistance from any officer or employee of the Corporation. The Audit Committee shall have the appropriate funding from the Corporation, as determined by the Audit Committee, for payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee may appoint and delegate power to subcommittees consisting of one or more members of the Audit Committee when appropriate, including the power to grant advance approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant advance approvals shall be presented to the full Audit Committee at its next scheduled meeting. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Corporation.

4.	Chairman

The Chairman of the Audit Committee is appointed by the Board of Directors; in the event of the Chairman's absence or his inability to act, one of the members shall be designated by the Audit Committee to act as Chairman thereof.

5.	Secretary

The Secretary of the Corporation, the Assistant Secretary or any person designated by the Audit Committee acts as Secretary of the Audit Committee.

6.	Meetings

The Audit Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Audit Committee shall meet at such times as determined by its Chairman or as requested by any two of its members.

Meetings of the Audit Committee may be held by conference call or any other means which enables all participants to communicate with each other adequately and simultaneously. Persons participating in a meeting by the foregoing means are deemed to have attended such meeting.

7.	Quorum

A majority of Audit Committee members shall constitute a quorum. In the absence of an Audit Committee member at any meeting, the remaining members that are present, whether or not they constitute a quorum, may appoint another director satisfying the membership requirements set forth herein to act in the place of such absent member.

Each member of the Audit Committee shall have one vote. The Audit Committee shall be authorized to take any permitted action only by the affirmative vote of a majority of the Audit Committee members present at any meeting at which a quorum is present, or by the unanimous written consent of all of the Audit Committee members.

8.	Minutes

The Minutes of the meetings of the Audit Committee shall be entered by the Secretary or Assistant Secretary of the Corporation in a register specifically held for such purpose; the Minutes of each Audit Committee meeting will be attached to the agenda of a subsequent meeting of the Board of Directors.

9.	Vacancies

Vacancies on the Audit Committee shall be filled by the Board of Directors as it deems appropriate. Failure to fill a vacancy will not invalidate any decision of the Audit Committee, provided a quorum is present at the meeting where the decision is made.

10.	Duties

The following are the general responsibilities of the Audit Committee. The Audit Committee may assume such other responsibilities as it deems necessary or appropriate in carrying out its oversight functions. The Audit Committee shall:

10.1 Be directly responsible for the appointment, retention, termination, compensation and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation (“External Auditor” or “External Auditors”). In addition, the Audit Committee must have ultimate authority to approve all audit engagement terms. The Audit Committee shall also be responsible for the resolution of disagreements between management and the External Auditor regarding financial reporting. The External Auditor shall report directly to the Audit Committee.

10.2  Review and discuss the annual audited financial statements and quarterly financial statements with management and the External Auditor, including the disclosures under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee shall make a recommendation to the Board of Directors as to whether the annual audited financial statements should be included in the Corporation’s Annual Report on Form 10-K.

10.3 Discuss earnings press releases, it being understood that such discussions may, in the discretion of the Audit Committee, be general (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and that the Audit Committee need not discuss in advance each earnings press release.

10.4  Review reports to management prepared by the External Auditor and any responses to the same by management.

10.5 Pre-approve all auditing and non-audit services to be provided to the Corporation by the External Auditor, subject to any exceptions provided in the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 or the SEC Rules.

10.6 Obtain and review, at least annually, a report from the External Auditor describing: the External Auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the External Auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the External Auditor, and any steps taken to deal with any such issues; and all relationships between the External Auditor and the Corporation, including independence matters, for example, the matters set forth in Independence Standards Board Standard No. 1. Discuss with the External Auditor any issues or relationships disclosed in such report that, in the judgment of the Audit Committee, may have an impact on the competence or independence of the External Auditor.

10.7 Obtain and review annually, prior to the completion of the External Auditor’s annual audit of the Corporation’s year-end financial statements (the “Annual Audit”), a report from the External Auditor, describing (a) all critical accounting policies and practices to be used in the Annual Audit, (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the External Auditor, and (c) other material written communications between the External Auditor and management, such as any management letter or schedule of unadjusted differences. Review any reports on such topics or similar topics prepared by management. Discuss with the External Auditor any material issues raised in such reports.

10.8 Review and evaluate the performance of the lead audit partner of the External Auditor and assure the regular rotation of the lead audit partner and the audit partner responsible for reviewing the audit as required by law.

10.9 Obtain assurance from the External Auditor that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934.

10.10  Discuss with the External Auditor the External Auditor’s judgment about the quality, not just the acceptability, of the accounting principles applied in the Corporation’s financial reporting.

10.11 Discuss with the External Auditor the External Auditor’s judgment about the competence, performance and cooperation of management.

10.12 Discuss with management their views as to the competence, performance and independence of the External Auditor.

10.13 Review with the External Auditor any audit problems or difficulties and management’s response.

10.14 Review with the External Auditor and management the extent to which any previously-approved changes or improvements in financial or accounting practices and internal controls have been implemented.

10.15 Review annually the effect of regulatory and accounting initiatives on the Corporation’s financial statements.

10.16 Review annually the effect of off-balance sheet structures, if any, on the Corporation’s financial statements.

10.17 Discuss policies with respect to risk assessment and risk management, the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, it being understood that it is the job of management to assess and manage the Corporation’s exposure to risk and that the Audit Committee’s responsibility in this regard is to discuss guidelines and policies by which risk assessment and management is undertaken.

10.18 Set clear policies for any hiring by the Corporation of employees or former employees of the External Auditor.

10.19 Review disclosures made to the Audit Committee by the Corporation’s chief executive officer and chief financial officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

10.20  Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters. Review periodically with management and Internal Auditors these procedures and any significant complaints received.

10.21 Meet separately, periodically, with management, Internal Auditors and the External Auditor.

10.22 Report regularly to the Board of Directors, both with respect to the activities of the Audit Committee generally and with respect to any issues that arise regarding the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the External Auditor or the performance of the internal audit function.

10.23 Review with the Corporation’s chief legal officer, or appropriate delegates, the Corporation’s compliance with legal and regulatory requirements.

10.24 Discuss with management and the External Auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

10.25 Conduct an annual performance evaluation of the Audit Committee.

10.26 Prepare any report of the Audit Committee required to be included in the Corporation’s annual report filed on Form 10-K.

10.27 Instruct the External Auditors that the External Auditors are ultimately accountable to the Audit Committee.

10.28 Review the adequacy of this Charter at least annually in accordance with the applicable rules and regulations.

10.29 Perform such other duties and responsibilities, consistent with this Charter and governing law, delegated to the Audit Committee by the Board of Directors.

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON AUGUST 13, 2003
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON AUGUST 13, 2003

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON AUGUST 4, 2004
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON AUGUST 4, 2004

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON JULY 20, 2005
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON JULY 20, 2005

REVIEWED AND APPROVED BY THE AUDIT COMMITTEE ON JULY 19, 2006
REVIEWED AND APPROVED BY THE BOARD OF DIRECTORS ON JULY 19, 2006